BIMINI CAPITAL MANAGEMENT APPOINTS NEW BOARD MEMBER

VERO BEACH, FL (April 27, 2009) — Bimini Capital Management, Inc. (OTCBB: BMNM) (“Bimini Capital” or the “Company”), a real estate investment trust (“REIT”), today announced that it appointed Frank E. Jaumot to fill its vacant Class I board seat effective April 24, 2009.

Mr. Jaumot has been the Director of Accounting and Auditing for the certified public accounting firm of Ahearn, Jasco & Company, P.A. since 1991, and he is a shareholder in that firm.  Mr. Jaumot is a certified public accountant in Florida and Ohio and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.  He currently serves on the audit committees and compensation committees of the boards of two other publicly-traded companies.

Robert Cauley, Chairman and CEO of the Company, stated, “Mr. Jaumot has been a valued contributor to the Company since the early days of our existence and, given his extensive experience not only with tax and accounting matters, but his extensive experience on boards of other entities in turn-around situations, the board wanted to increase his role and take greater advantage of his skills.”

Ahearn, Jasco & Company, P.A. has provided tax, accounting, and SEC consulting services to the Company since its inception in 2003.  As a result, Mr. Jaumot is not an independent director.  Since January 1, 2009, the firm has billed the Company approximately $90,000 for tax and related advice.  Mr. Jaumot will be paid for his service on the board based on his standard hourly rate being used by his CPA firm.

About Bimini Capital Management
Bimini Capital Management, Inc. is a REIT that invests primarily, but not exclusively, in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com